Exhibit 4.1

Bioceres Crop Solutions Corp.

Shareholders’ Agreement

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of [   ], 2019, by and among Bioceres Crop Solutions Corp., a Cayman Islands exempted company (the “Company”), Bioceres LLC (“Bioceres”) and the shareholders set forth on Schedule A attached hereto (collectively, the “Shareholders”)1. The number of shares of the Company’s ordinary shares (the “Ordinary Shares”) held by each Shareholder as of the date of this Agreement is set forth on Schedule A hereto.

AGREEMENT

WHEREAS, as of the Closing Date of the Business Combination, the Shareholders collectively own the Initial Share Ownership Amount (as defined below);

WHEREAS, parties hereto wish to enter into this Agreement for the purposes of regulating the business, affairs and management of the Company as from the date hereof;

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

1. Certain Definitions.

In this Agreement:

“Affiliate” shall mean with respect to any person, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and, in the case of an individual, includes any relative or spouse of such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities by contract or otherwise. The term “person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Articles” shall mean the Company’s amended and restated memorandum and articles of association.

“Business Combination” shall mean the transactions contemplated by the Exchange Agreement.

“Closing Date” shall mean the closing date of the Business Combination under the Exchange Agreement.

“Exchange Agreement” shall mean the share exchange agreement, dated as of November 8, 2018, as may be amended from time to time, by and among the Company, Joseph J. Schena, solely in his capacity as representative of the holders of the Company’s ordinary shares, and Bioceres, Inc.

“Initial Share Ownership Amount” shall mean [__] Ordinary Shares.

2. Representation on the Board.

(a) For so long as the Shareholders collectively continue to beneficially own, directly or indirectly, (i) at least fifty percent (50%) of the Initial Share Ownership Amount, the Shareholders shall be entitled to nominate two (2) Directors (with each such Director referred to as a “UAC Director” and collectively, as the “UAC Directors”) to the Board of Directors of the Company (the “Board”) at every annual meeting of the Company, and (ii) at least twenty-five percent (25%) of the Initial Share Ownership Amount (the “Minimum Shares”), the Shareholders shall be entitled to nominate one (1) UAC Director to the Board at every annual meeting of the Company. Bioceres hereby agrees to vote in favor of the appointment of such UAC Directors.

____________________

[1]	Outstanding shares of all the initial shareholders.

(b) On the Closing Date, Bioceres shall cause two UAC Directors that are identified and designated by the Shareholders to be appointed to the Board. If, as a result of death, disability, retirement, resignation, removal or otherwise, any UAC Director is unable to serve on the Board, the Shareholders shall be entitled to designate a replacement UAC Director to serve on the Board. In such event, Bioceres and the Company shall take any and all necessary actions to ensure the election or appointment, as applicable, of such designated UAC Director to the Board.

(c) As of immediately following the Closing Date, after giving effect to the appointment of the two UAC Directors, the Board will be comprised of seven (7) members.

(d) The UAC Directors shall be entitled to the same rights, capacities, entitlements, compensation (if she or he serves as an independent director), indemnification and insurance in connection with his or her role as a director as other members of the Board, and shall be entitled to reimbursement for all reasonable documented, out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board. The Company shall, upon the appointment of the UAC Directors, enter into indemnification agreements in the same form as applicable to other members of the Board with such UAC Directors.

(e) In addition, each UAC Director shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance with the same coverage as, and containing terms and conditions no less favorable than, those available to the other members of the Board; which coverage shall be effective upon his or her appointment to the Board and, for the avoidance of doubt, which shall continue in accordance with its terms notwithstanding the termination of this Agreement.

(f) The UAC Directors shall be entitled to serve on the audit committee of the Board; provided, however, that notwithstanding the foregoing, a UAC Director shall not be entitled to serve on the audit committee of the Board if, as determined in good faith by a majority of the Board (based upon the advice of outside legal counsel), such service on the audit committee would violate any applicable laws or applicable listing rules.

(g) The Company and the Board shall ensure, to the extent lawful, at all times that the Articles and corporate governance policies and guidelines of the Company are not at any time inconsistent with this Section 2.

(h) The Shareholders acknowledge and agree that all Directors (including the UAC Directors) shall be subject to the Company’s code of business conduct and ethics.

3. Removal of UAC Directors. Bioceres and each Shareholder also agree to vote, or cause to be voted, all Ordinary Shares owned by them, or over which they have voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that no UAC Director appointed pursuant to Sections 2(a) of this Agreement may be removed from office unless such removal is for cause and approved pursuant to Section 5(c) of the Articles.

4. Corporate Opportunities. The parties hereto agree that the Shareholders and their Affiliates (other than the Company and its subsidiaries) shall be able to engage in a competitive business and renounce certain corporate opportunities offered to such Shareholders or their Affiliates (other than the Company and its subsidiaries), so long as such corporate opportunities are not expressly offered to such Shareholders in their capacities as a UAC Directors; provided, however, that to the extent that a Shareholder acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, as a result of acting in his or her capacity as a UAC Director, then such Shareholder shall present such opportunity to the Company and may not pursue such opportunity for itself, or direct such opportunity to another person, unless the Company has declined to pursue such opportunity; provided further, that the Company acknowledges and agrees that Mr. Juan Sartori is currently engaged in other agricultural businesses in Latin America and that nothing in this Section 4 shall prevent Mr. Sartori from conducting his business affairs in the ordinary course from the date of this Agreement, including, but not limited to, considering and pursuing future corporate opportunities, so long as such opportunities are not presented to him explicitly in his capacity as a UAC Director.

5. General Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and appointment of the UAC Directors as provided in this Agreement.

6. Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Ordinary Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Ordinary Shares for purposes of this Agreement.

7. Termination. This Agreement shall terminate on the date the number of Ordinary Shares beneficially owned by the Shareholders is less than the number of Minimum Shares.

8. Confidentiality. The UAC Directors shall be required to preserve the confidentiality of, and not disclose, any non-public information of the Company or any of its subsidiaries, including discussions or matters considered in meetings of the Board or any committees thereof, to any third party.

9. Miscellaneous.

(a) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed, or delivered to each party as follows: (x) if to a Shareholder, at such Shareholder’s address, facsimile number or e-mail address set forth in the Company’s records, or at such other address, facsimile number or e-mail address as such Shareholder shall have furnished the Company in writing, or (y) if to the Company, at the address set forth on the signature pages hereto, or at such other address or facsimile number as the Company shall have furnished to the Shareholders in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) five days after being deposited in the mail, first class with postage prepaid. With respect to any notice given by the Company under any provision of any applicable laws or the Company’s Articles, each Shareholder agrees that such notice may be given by facsimile or by electronic mail.

(b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(c) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(e) Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.

(f) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

(g) Amendment. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) Bioceres and (iii) the Shareholders holding at least the majority of Ordinary Shares held by the Shareholders. Notwithstanding the above, any amendment to this Agreement that adversely alters, changes or affects the rights, preferences or privileges of any Shareholder shall require the written consent of such Shareholder.

(h) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted parties hereunder are cumulative and will not constitute a waiver of any party’s right to assert any other legal remedy available to it.

(i) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

Bioceres Crop Solutions Corp.

By:
Name:
Title:

Address:

Bioceres LLC

Signature

Address:

Shareholder

Signature

Address:

Shareholder

Signature

Address:

Shareholder

By:
Name:
Title:

Address:

Schedule A

Shares of Ordinary Shares Held by Each Shareholder

Ordinary Shares
Ordinary Shares
Ordinary Shares
Ordinary Shares
Ordinary Shares